EXHIBIT 99.1

SMC Announces Retirement of $442,875 of Debt

Boca Raton, FL - June 14 2024 - SMC Entertainment, Inc. ("SMC" or the "Company") (OTC: SMCE), a versatile incubator company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies, is pleased to announce the retirement of $442,875 of debt in the form of consulting fees and management conversion of accrued earnings (the “Debt”). The Debt retirement will be reflected in the Company's second quarter 2024 financial statements.

The Debt is comprised of $360,875 held by two previous consultants; $126,000 and $234,875 respectively, and $82,000 in accrued consulting fees owed to our CEO, Erik Blum, which was converted to 60,740,740 Company’s common shares at $0.00135 per share-. The total number of common shares now held by our CEO has increased to 284,970,470

“We believe the Debt retirement and my conversion of $82,000 in accrued consulting fees into restricted equity is a tremendous opportunity to enhance SMC’s balance sheet and shows management’s commitment to the Company. In light of SMC’s recent announcement to purchase 100% of the assets of ChainTrade Ltd., I feel our stock is extremely undervalued. I was presented with an opportunity to increase my equity position at these levels and chose to execute on it to enhance SMC’s balance sheet. Management will continue to find ways to reduce SMC’s long-term debt, minimize shareholder dilution and increase shareholder value,” said Erik Blum, SMC’s CEO.

About SMC: www.smceinc.com

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC's multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity.

About Chaintrade: www.chaintrade.ai

Chaintrade, a UK-registered and licensed Fintech company. is a joint Venture between Plato Data Intelligence and Redmatter.Capital and was built to revolutionize trading and investing by leveraging AI's predictive capabilities. The Platform allows users to trade Equities, ETFs, Commodities, and Indices with the support of a personalized AI-powered trading assistant. The Platform, ready for commercial launch, was built to revolutionize trading and investing by leveraging AI's predictive capabilities. This will improve research, risk management and asset allocation. The Platform provides personalized and custom investment strategies and utilizes AI to evaluate assets within a portfolio.

Press Release Contact:

Erik Blum,

Chief Executive Officer

SMC Entertainment, Inc.

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.